Filed pursuant to Rule 424(b)(3)
Registration No. 333-100823

PROSPECTUS SUPPLEMENT NO. 8

TO PROSPECTUS DATED NOVEMBER 18, 2002

Harris Corporation

$150,000,000

3.5% Convertible Debentures due 2022
and
3,314,917 Shares of Common Stock Issuable Upon
Conversion of the Debentures

     This prospectus supplement supplements information contained in the prospectus dated November 18, 2002, as supplemented by prospectus supplement no. 1 dated December 10, 2002, prospectus supplement no. 2 dated February 4, 2003, prospectus supplement no. 3 dated February 19, 2003, prospectus supplement no. 4 dated March 7, 2003, prospectus supplement no. 5 dated March 21, 2003, prospectus supplement no. 6 dated June 20, 2003, and prospectus supplement no. 7 dated January 28, 2004, covering the resale by the selling securityholders of our 3.5% Convertible Debentures due 2022 and the shares of our common stock issuable upon conversion of the debentures, including preferred stock purchase rights associated with our common stock. This prospectus supplement no. 8 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

     Investing in the debentures or the common stock into which the debentures are convertible involves risks. See “Risk Factors” beginning on page 7 of the prospectus, and the “Forward Looking Statements and Factors that May Affect Future Results” section contained in our most recent periodic report filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL, OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in the table appearing under the caption “Selling Securityholders” in the prospectus is amended by superseding the information with respect to the following person previously listed in the prospectus or in any amendments or supplements thereto:

	Principal Amount
	of Debentures		Number of Shares
	Beneficially Owned	Percentage of	of Common Stock
	That May Be	Debentures	That May Be
	Sold Hereby	Outstanding	Sold Hereby
Selling Securityholder	(3)	(2)(3)	(1)(2)(3)

CareFirst Blue Choice, Inc.	$180,000	0.1	3,978

(1)	Assumes conversion of all of the holder’s debentures at a conversion rate of 22.0994 shares of our common stock per each $1,000 principal amount of the debentures. This conversion rate will be subject to adjustment, however, as described in the prospectus under “Description of Debentures — Conversion Rights.” As a result, the number of shares of our common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	Information about any other selling securityholders that is not set forth in the prospectus or this prospectus supplement may be set forth in one or more prospectus supplements, if required. This information assumes that holders of debentures, or any future transferees, pledgees, donees or successors of or from any such holders of debentures, do not beneficially own any common stock, other than the common stock issuable upon conversion of the debentures at the initial conversion rate. In calculating these amounts, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s debentures. However, we did not assume the conversion of any other holders’ debentures. Based upon such assumptions, no holder will own more than 1% of our common stock.

(3)	We are unable to obtain information as to secondary sales of the debentures and, accordingly, cannot determine the extent to which the debentures listed in this prospectus supplement consist of debentures purchased in the original offering of the debentures in August 2002 or subsequently in the secondary market. Because we are unable to make adjustments to the prospectus for secondary market sales, the prospectus will overstate the debentures held by a selling securityholder to the extent of such sales.

     We prepared this table based on the information supplied to us by the selling securityholder named in the table, and we have not sought to verify such information. Except as set forth above, to our knowledge, the selling securityholder listed above does not have, and within the past three years has not had, any material relationship with us or any of our affiliates.

The date of this prospectus supplement is August 10, 2004.